Exhibit 23.1







INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Altair Nanotechnologies Inc. on Form S-8 of our report dated March 11, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the uncertainty that the Company will be able to continue as a going concern), appearing in the Annual Report on Form 10-K as amended by Form 10-K/A of Altair Nanotechnologies Inc. for the year ended December 31, 2002.


/s/ DELOITTE & TOUCHE LLP

Salt Lake City, Utah
August 28, 2003